UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Donaldson Company, Inc.
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DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 18, 2016

PLACE:	Donaldson Company, Inc. (“Donaldson” or the “Company”) Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1) To elect four directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2017; and

(3) To transact any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 21, 2016.

PROXY VOTING:
It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the stockholder meeting to be held on November 18, 2016: Our 2016 Proxy Statement and our Fiscal 2016 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Amy C. Becker
Secretary
Dated: October 4, 2016

i

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT Mailing Date: October 4, 2016

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors
Four current directors, Michael J. Hoffman, Douglas A. Milroy, Willard D. Oberton and John P. Wiehoff, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on pages 8-9. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.
The Board of Directors unanimously recommends a vote FOR the election of each director nominee.
Item 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2017, and is requesting ratification by the stockholders.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive this Proxy Statement?
Because the Board of Directors of the Company is soliciting proxies for use at the Annual Meeting to be held on November 18, 2016 and you were a Donaldson stockholder as of the close of business on the record date of September 21, 2016. Only stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 132,675,711 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to stockholders the Proxy Statement and form of proxy on or about October 4, 2016.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2016 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. However, if you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.
SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3984.

What am I voting on, what does the Board recommend and what vote is required to approve each item?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of four directors	Majority of votes cast-"FOR" votes must exceed 50% of the number of votes cast, and the votes cast include votes to withhold authority(3)	"FOR" "WITHHOLD"	"FOR"	No	N/A
Item 2: Ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2017	Affirmative vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"

(1)
If you do not specify on your returned proxy card, or through the telephone or internet prompts, how you want to vote your shares, your shares will be voted in accordance with the Board recommendation above.

(2)
If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange ("NYSE") rules permit brokers discretionary authority to vote on Item 2 if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on Item 2 on your behalf.

(3)	The vote described above applies for the election of directors in uncontested director elections. Directors will be elected by a plurality vote at a meeting if:

•
The Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws; and

•	Such nomination has not been withdrawn by such stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting to our stockholders.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., to tabulate the votes received.

How do I vote if I am a stockholder of record?
If you are a stockholder of record you may vote using any ONE of the following methods:

•	VOTE BY PHONE TOLL FREE 1-800-690-6903

•	VOTE BY INTERNET — http://www.proxyvote.com

•	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD

•	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING
If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote if I hold stock through a Donaldson employee benefit plan?
We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).
If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 15, 2016.
Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?
If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

What if I change my mind after I vote my shares?
If you are a stockholder of record you can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Secretary;

•	Submitting a properly signed proxy card with a later date;

•	Voting by telephone or internet at a time following your prior telephone or internet vote; or

•	Voting in person at the Annual Meeting.
If your shares are held in a brokerage account in your broker’s name (street name), you should contact your broker or nominee for information on how to revoke your voting instructions and provide new voting instructions.

How many shares must be present to hold the meeting?
A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

•	Have properly voted your proxy by telephone, internet, or mailing of the proxy card;

•	Are present and vote in person at the meeting; or

•	Hold your shares in street name (as discussed above) and your broker uses its discretionary authority to vote your shares on Item 2.

How will voting on any other business be conducted?
We do not know of any business to be considered at the 2016 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Who may attend the meeting?
All Donaldson stockholders of record as of the close of business on September 21, 2016 may attend.

Where do I find the voting results of the meeting?
We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a stockholder proposal?
If you wish to include a proposal in the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 6, 2017. Please send your proposal to Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2017 Annual Meeting without having your proposal included in our Proxy Statement:

•	You must notify the Secretary in writing between July 21, 2017 and August 20, 2017.

•
Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Secretary at the address shown above.

Who pays for the cost of proxy preparation and solicitation?
The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our directors, officers, and other employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP
The following table sets forth information as to entities that have reported to the SEC or have otherwise advised the Company that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of the outstanding common stock of the Company based on the number of shares of common stock outstanding on September 21, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company	12,372,156(1)	9.3
One State Farm Plaza
Bloomington, IL 61710

The Vanguard Group	9,703,864 (2)	7.3
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	8,401,744 (3)	6.3
55 East 52nd Street
New York, NY 10055
_______________

(1)
Based on information provided in a Schedule 13G jointly filed with the SEC on February 2, 2016 by State Farm Mutual Automobile Insurance Company, an insurance company (“Auto Company”), and certain of its subsidiaries and affiliates. Auto Company reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 6,054,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 609,600 shares; State Farm Investment Management Corp., an investment adviser and registered transfer agent (“SFIMC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,044,530 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 3,425,153 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (“SF Thrift Plan”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,238,873 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to three Delaware business trusts that are registered investment companies. Auto Company also sponsors SF Retirement Trust and SF Thrift Plan, two qualified retirement plans, for the benefit of its employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the shares of each entity that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

(2)
Based on information provided in a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc., an investment adviser (“Vanguard”). Vanguard reported that it has sole power to vote 93,364 shares, shared power to vote 6,800 shares, sole power to dispose of 9,611,500 shares and shared power to dispose of

92,364 shares. Each of Vanguard Fiduciary Trust Company (“Vanguard Trust”) and Vanguard Investments Australia, Ltd. (“Vanguard Investments”) are wholly owned subsidiaries of Vanguard. Vanguard Trust is the beneficial owner of 85,564 shares, as a result of its service as investment manager of collective trust accounts, and Vanguard Investments is the beneficial owner of 14,600 shares, as a result of its serving as investment manager of Australian investment offerings.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc., a parent holding company ("BlackRock"). BlackRock reported that it has sole power to vote or direct the vote of 7,952,139 shares and sole power to dispose of or direct the disposition of 8,401,744 shares.

The following table shows information regarding the beneficial ownership of the Company’s common stock beneficially owned, as of September 6, 2016, by each Director, each of the Named Executive Officers (“NEOs” as identified on page 23) and all current Executive Officers (“Officers”) and Directors as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 6, 2016. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)	Percent of Common Stock	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
Employee Director and Named Executive Officers
Tod E. Carpenter	254,474	*	0	175,434
William M. Cook (4)(5)	2,147,528	1.6	677,615	850,767
Sheila G. Kramer	5,145	*	0	0
Scott J. Robinson	7,663	*	0	0
Thomas R. Scalf	40,928	*	0	27,667
James F. Shaw	14,656	*	0	0
Jeffrey E. Spethmann	31,405	*	0	18,500
Jay L. Ward	92,278	*	0	0
Non-Employee Directors
Andrew Cecere	17,274	*	0	15,867
Michael J. Hoffman	125,172	*	0	98,667
Douglas A. Milroy	968	*	0	0
Jeffrey Noddle	203,714	*	0	113,067
Willard D. Oberton	111,877	*	0	98,667
James J. Owens	25,919	*	0	23,067
Ajita G. Rajendra	68,107	*	0	55,467
Trudy A. Rautio	8,052	*	0	4,667
John P. Wiehoff	155,544	*	0	113,067
Current Directors and Officers as a Group	1,178,887	*	0	836,472
______________
*Indicates less than 1% of our outstanding common stock

(1)
Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)
Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Mr. Carpenter, 8,713 shares; Mr. Cook, 101,002 shares; Ms.Kramer, 145 shares; Mr. Robinson, 163 shares; Mr. Scalf, 6,059 shares; Mr. Shaw, 0 shares; Mr. Spethmann, 905 shares; Mr. Ward, 13,635 shares; and all Directors and Officers as a Group, 137,092 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Mr. Carpenter, 3,369 shares; Mr. Cook, 41,710 shares; Ms. Kramer, 0 shares; Mr. Robinson, 0 shares; Mr. Scalf, 808 shares; Mr. Shaw, 1,274 shares; Mr. Spethmann, 0 shares; Mr. Ward, 3,102 shares; and all Directors and Officers as a Group, 50,453 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)
Includes the following shares held in the non-employee director’s deferred stock account trust: Mr. Cecere, 1,407 shares; Mr. Hoffman, 26,505 shares; Mr. Milroy, 368 shares; Mr. Noddle, 48,982 shares; Mr. Oberton, 11,210 shares; Mr. Owens, 2,852 shares; Mr. Rajendra, 12,440 shares; Ms. Rautio, 3,385 shares; Mr. Wiehoff, 42,077 shares; and all Directors and Officers as a Group, 149,226 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(4)
Deferred stock units that have vested and been deferred are included in Mr. Cook's beneficial ownership totals and in his percent of ownership (columns 1 and 2); however, Mr. Cook has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to Mr. Cook because he earned in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. The Deferred Stock Units column includes phantom stock units, deferred restricted stock units, deferred stock units under the deferred Compensation and 401(k) Excess Plan, and deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan.

(5)	Includes 275,430 shares held in a family limited liability limited partnership indirectly controlled by Mr. Cook for which he has voting and investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2016, all Section
16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied.

ITEM 1: ELECTION OF DIRECTORS
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors currently consists of 10 directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders.
The directors with terms expiring at the 2016 Annual Meeting of Stockholders are Michael J. Hoffman, Douglas A. Milroy, Willard D. Oberton and John P. Wiehoff.
The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of the four directors in the class of directors whose three-year terms expire at the 2016 Annual Meeting of Stockholders and approved their nomination to stand for re-election to the Board.
Each of the nominees has agreed to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR the election of Michael J. Hoffman, Douglas A. Milroy, Willard D. Oberton and John P. Wiehoff for three-year terms expiring in 2019.

Information Regarding Directors
The director nominees and the directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to discuss briefly the specific experience, qualifications, attributes, or skills that led the Board to conclude that each director nominee and director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each director’s biography in the following sections.

Directors with Terms Expiring in 2016

Michael J. Hoffman
Age - 61 Director since 2005 Committees: Corporate Governance Human Resources

Biography
Chairman (2006) and Chief Executive Officer (2005) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001).

Qualifications
Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and is now CEO and Chairman of the Board until his retirement on November 1, 2016, after that date he will remain Chairman of the Board. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management.

Other Public Company Boards: The Toro Company

Douglas A. Milroy
Age - 57 Director since March 2016 Committees: Audit

Biography
Chairman (2014) and Chief Executive Officer (2009) of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs. Previously, President, Direct Purchase and Business Development (2006-2009).

Qualifications
Doug Milroy brings to the Board his expertise, executive leadership experience and management of a public company. Doug has more than 20 years of global leadership experience in business-to-business organizations. Doug provides the Board valuable insight with respect to his experience with global operational, strategic and management matters. Doug has a Bachelor’s degree from the University of Minnesota and an M.B.A. from The Harvard Business School.

Other Public Company Boards: G&K Services, Inc.

Directors with Terms Expiring in 2016 (continued)

Willard D. Oberton
Age - 58 Director since 2006 Committees: Corporate Governance

Biography
Chairman (2014) of Fastenal Company, an industrial and construction supplies company. Previously, President and Chief Executive Officer (2015); Chief Executive Officer (2002-2014); President (2001-2012); Chief Operating Officer (1997-2002); and Executive Vice President (2000-2001).

Qualifications
Will Oberton brings to the Board strong business acumen and his expertise as a public company leader at Fastenal Company. Will served in various sales, operational, and management roles and provides valuable insight from this experience. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2006 and the Fastenal Board since 1999. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

Other Public Company Boards: Fastenal Company

John P. Wiehoff
Age - 55 Director since 2003 Committees: Audit

Biography
Chairman (2007), Chief Executive Officer (2002), and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics, and sourcing company.

Qualifications
John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as a CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a Bachelor's degree from St. John’s University.

Other Public Company Boards:  C.H. Robinson and Polaris Industries Inc.

Directors with Terms Expiring in 2017

Tod E. Carpenter
Age - 57 Director since 2014 Committees: None

Biography
President and Chief Executive Officer (2015) of the Company. Previously, Chief Operating Officer (2014-2015); Senior Vice President, Engine Products (2011-2014); Vice President, Europe and Middle East (2008-2011); and Vice President, Global Industrial Filtration Systems (2006-2008).

Qualifications
Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global Customers. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University. Tod currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:  None

Jeff Noddle
Age - 70 Director since 2000 Committees: Human Resources

Biography
Retired Executive Chairman (2009-2010) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services. Previously, Chairman and Chief Executive Officer (2002-2009).

Qualifications
Jeff Noddle brings to the Board his public company expertise in growing and leading one of the largest grocery retail companies and leading food distributors in the United States as its CEO and Chairman. Jeff provides valuable operational and supply chain insights as well as strategic leadership and human resources guidance from his more than 30 years with SUPERVALU. Jeff is an experienced public company director having served as Chairman and Director of SUPERVALU and as a director of Donaldson Company since 2000, Ameriprise since 2005, and the Clorox Company since 2013. Jeff previously served on the Board of Overseers of the Carlson School of Management at the University of Minnesota and served as Chair of the 2009 Greater Twin Cities United Way campaign. Jeff holds a Bachelor’s degree from the University of Iowa.

Other Public Company Boards:   Ameriprise Financial, Inc. and the Clorox Company

Ajita G. Rajendra
Age - 64 Director since 2010 Committees: Audit Human Resources

Biography
Chairman (2014), President and Chief Executive Officer (2013) of A.O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment. Previously, President and Chief Operating Officer (2011-2013); Executive Vice President (2006-2011); Senior Vice President (2005-2006); and President, A.O. Smith Water Products Company (2005-2011).

Qualifications
Ajita Rajendra brings to the Board his public company leadership expertise and experience in his position as President and Chief Executive Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. From his previous experience as the President of A.O. Smith Water Products Company, Ajita provides valuable insight to the Board on leading global businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a Bachelor's degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Other Public Company Boards:   A.O. Smith Corporation and the Timken Company

Directors with Terms Expiring in 2018

Andrew Cecere
Age - 56 Director since 2013 Committees: Audit
Biography
President and Chief Operating Officer (2016) of U.S. Bancorp, a financial services provider. Previously, Vice Chairman and Chief Operating Officer (2015); Vice Chairman and Chief Financial Officer (2007-2015); Vice Chairman, Wealth Management (2001-2007); Chief Financial Officer of the former U.S. Bancorp (2000-2001); and Vice Chairman of U.S. Bank (1999-2000).

Qualifications
Andy Cecere brings to the Board his valuable financial and management experience as President and Chief Operating Officer, and former Vice Chairman and Chief Financial Officer, of U.S. Bancorp, the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. U.S. Bank provides banking, brokerage, insurance, investment, mortgage, trust, and payment services products to consumers, businesses, and institutions. Andy has over 30 years of experience with U.S. Bancorp, including serving as Vice Chairman of Wealth Management and leading key banking, trust, insurance, and advisory businesses. He serves on U.S. Bancorp’s Managing Committee. Andy currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Andy has a Bachelor’s degree in Business Administration and Finance from the University of St. Thomas and an M.B.A. degree from the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:   None

James J. Owens
Age - 52 Director since 2013 Committees: Corporate Governance Human Resources

Biography
President and Chief Executive Officer (2010) of H.B. Fuller Company, a leading global adhesives provider. Previously, Senior Vice President, Americas (2010) and Senior Vice President, North America (2008-2010).

Qualifications
Jim Owens brings to the Board his extensive experience and expertise in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. Jim provides global leadership insights as well as public company Board experience. Jim currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Other Public Company Boards:  H.B. Fuller Company

Trudy A. Rautio
Age - 63 Director since 2015 Committees: Audit Corporate Governance

Biography
Retired President and Chief Executive Officer (2012-2015) of Carlson, a privately held global hospitality and travel company. Previously, Executive Vice President and Chief Administrative Officer (2011-2012) and Executive Vice President and Chief Financial Officer (2005-2011).

Qualifications
Trudy Rautio brings to the Board her leadership experience in her position as the former President and Chief Executive Officer of Carlson. Prior to her appointment as CEO, Trudy served as Executive Vice President and Chief Financial and Administrative Officer and has valuable experience in various categories, including business, financial, and information technology operations. Trudy has knowledge and experience leading global businesses and operations. Trudy currently serves on the following private boards: Cargill and Securian Financial Group. Trudy is a graduate of Bemidji State University and has an M.B.A. from the University of St. Thomas. In addition, she is a Certified Public Accountant and Certified Management Accountant.

Other Public Company Boards:  The Rezidor Hotel Group and Merlin Entertainments

CORPORATE GOVERNANCE
Board Oversight and Director Independence

Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance - Governance Documents.

Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of non-employee directors who meet all of the independence and experience requirements of the NYSE and SEC.

The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

A director will not be considered independent if, within the preceding three years:

•	The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;

•
The director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from Donaldson (other than director and Committee fees and pension or other forms of deferred compensation for prior service);

•	An executive officer of Donaldson was on the Compensation Committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer;

•
The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with Donaldson and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

•	The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by Donaldson’s independent registered public accounting firm.

The Board has evaluated the transactions and relationships between each of our non-employee directors and the Company, including those companies where directors serve as an officer. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer. The table below describes the transactions and relationships the Board considered and, in each case, the amounts involved were less than the greater of $1 million or 2% of both our and the recipient’s annual revenues:

Director	Entity and Relationship	Transactions	% of Entity’s Annual Revenues in Each of the Last 3 years
Andrew Cecere	U.S. Bancorp
U.S. Bancorp provides commercial banking, brokerage, trust and financing services, cash management, foreign exchange, serves as a co-lead participant in our syndicated revolving credit facility (fiscal 2015), and has served as lead placement agent for a private placement (fiscal 2014).(1)
Less than 1%
Michael J. Hoffman	The Toro Company	We sell products to The Toro Company.	Less than 1%
Douglas A. Milroy	G&K Services, Inc.	We purchase uniform and facility product rental services from G&K Services.	Less than 1%
Willard D. Oberton	Fastenal Company	We sell products to and purchase products from Fastenal Company.	Less than 1%
James J. Owens	H.B. Fuller	We sell products to and purchase products from H.B. Fuller.	Less than 1%
Ajita G. Rajendra	A.O. Smith Corporation	We sell products to A.O. Smith Corporation.	Less than 1%
John P. Wiehoff	C.H. Robinson Worldwide, Inc.	We purchase logistics services from C.H. Robinson Worldwide, Inc.	Less than 1%

(1)
Our banking and borrowing relationship with U.S. Bancorp predates Mr. Cecere’s service on our Board and Mr. Cecere has never been personally involved in the negotiation of our business terms or relationships with U.S. Bancorp, nor does he receive any special benefit related to the transaction. Our Board determined that neither the nature of our relationship with U.S. Bancorp nor the amount of payments was material to either us or U.S. Bancorp. In fiscal 2016, we did not use U.S. Bancorp for any investment banking, consulting or advisory services.

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director, with the exception of Tod Carpenter who is an employee director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that each member of its Corporate Governance, Audit, and Human Resources Committees is an independent director.

Policy and Procedures Regarding Transactions with Related Persons
Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or Officers of the Company, certain stockholders and members of their immediate family.
Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis; and

•
Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure

Our Corporate Governance Guidelines provide for the roles of Chairman of the Board of Directors and Chief Executive Officer ("CEO"). The Board may, but is not required to, separate the offices of Chairman of the Board and CEO. This allows the Board to exercise its judgment to determine whether the roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership at any point in time. On April 1, 2016, William Cook, our long-serving Chairman and former CEO, retired from the Board. At that time, the Board elected Jeff Noddle as Non-Executive Chairman of the Board. Mr. Noddle previously served as our independent Lead Director since January 1, 2015.

At this time, the Board believes it is in the best interests of the Company and its stockholders to have an independent Chairman. Mr. Noddle joined the Board in 2000 and is the most senior member of the Board. Mr. Noddle has extensive public company and governance experience. By electing Mr. Noddle as Chairman, Tod Carpenter, our CEO, will focus on executing the strategic and operational plans of the Company.

As Chairman, Mr. Noddle works with the other Board members, the Committee Chairs, and management to develop the meeting agendas, set meeting schedules, and preside over the meetings of the Board. As CEO and President, Mr. Carpenter is best situated to provide strategic input and leadership to our Officers and the Company.

The Board and its Corporate Governance Committee have carefully assessed the division of the responsibilities between the Chairman and CEO and have determined that our current Board structure ensures a strong and independent Board of Directors, provides effective governance, and creates appropriate oversight for the long-term benefit of our stockholders. Both the Chairman and CEO are fully accountable to the Board and its Committees. Our Board includes nine independent directors, all of whom have served in significant management and/or Board capacities at other public companies. Mr. Carpenter is the only employee director on the Board. All of our Committees are comprised solely of independent directors.

Our Corporate Governance Guidelines provide that, whenever the position of Chairman is not held by an independent director, the Board will appoint an independent director to serve as the Lead Director. The Lead Director’s duties include coordinating the activities of the independent directors, setting the agenda for and moderating executive sessions of the Board’s independent directors, and facilitating communications among the independent members of the Board. In performing these duties, the Lead Director is expected to consult with the Committee Chair of the appropriate Committees and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.

The independent directors meet in executive session at every Board and Committee meeting, and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at the Company. We further believe that our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors
Our Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•
The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•
The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•
The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with director and CEO succession planning, non-employee director compensation, and the Company’s corporate governance practices.

Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to our full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors
There were eight meetings of the Board of Directors in fiscal 2016. Each director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It is our policy that directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as directors attended the Annual Meeting of Stockholders.

The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on the Investors page of our website at www.donaldson.com under Corporate Governance - Committee Composition. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2016: 11

•	Appoints and replaces the independent registered public accounting firm and oversees its work.	Directors who serve on the Committee: John P. Wiehoff, Chair Andrew Cecere Douglas A. Milroy Ajita G. Rajendra Trudy A. Rautio

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•
Reviews with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Reviews with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•
Reviews with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent registered public accounting firm our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance programs and procedures for the receipt, retention, and handling of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2016: 6

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Michael J. Hoffman, Chair Jeffrey Noddle James J. Owens Ajita G. Rajendra

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

The Human Resources Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee has engaged an independent compensation consultant to do an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. The Committee engaged Mercer, a nationally known consulting firm, as their executive compensation consultant. In its capacity as a compensation consultant to the Committee, Mercer reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship.

Mercer completed a review of our executive compensation program during Fiscal 2016. Mercer received approximately $38,236 in fees from Donaldson in Fiscal 2016 in connection with services related to executive compensation. Mercer disclosed to the Committee other services that it provides to the Company. Our Asia Pacific region engaged Mercer in Fiscal 2016 as a compensation consultant for which Mercer received approximately $13,500 in fees. In addition, Mercer is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services, including providing actuarial and other pension related services. These affiliated companies have been engaged by management as the Company’s actuary since 2002. We paid these affiliated companies approximately $331,138 for such services in Fiscal 2016. All of the additional services performed by Mercer and its affiliated companies were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Mercer, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by Mercer. The Committee concluded that no conflict of interest exists that would prevent Mercer from independently advising the Committee.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2016: 3

•	Reviews and establishes the process for the consideration and selection of director candidates and recommends director candidates for election to the Board.	Directors who serve on the Committee: Willard D. Oberton, Chair Michael J. Hoffman James J. Owens Trudy A. Rautio

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the Board’s annual self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent non-employee directors.

Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and Committee structure and process, Board evaluations, director education, CEO evaluation, CEO and management succession and development planning, and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance - Governance Documents.

Code of Business Conduct and Ethics
All of our directors and employees, including our CEO, CFO, and other senior management, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com. The full text of our Code of Conduct is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance - Governance Documents.

Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this Proxy Statement.

Director Selection Process
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has currently established the number of directors constituting the entire Board at 10. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the Annual Meeting of Stockholders.
The Corporate Governance Committee will consider candidates submitted by members of the Board, director search firms, executives, and our stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Company’s stockholders. The Committee reviews and discusses director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a Director of Donaldson, the Committee will consider appropriate criteria, including current or recent experience as a Chairman of a Board, CEO or other senior management, business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. The Committee will work periodically with one or more nationally recognized search firms to assist in identifying strong director candidates. Candidates recommended by stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.
Douglas A. Milroy is standing for election by stockholders for the first time at the Annual Meeting. Douglas Milroy was identified as a candidate by Donaldson's former Chairman of the Board. The Corporate Governance Committee performed a thorough evaluation of this candidate’s qualifications following the Company’s specific guidelines and qualification standards prior to his election to the Board.
Our Bylaws provide that if a stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the stockholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable Annual Meeting. The stockholder must attend the meeting in person or by proxy. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.

Executive Sessions and Evaluations
Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its respective performance in fiscal 2016.

Communications with Directors
The Company’s compliance helpline is in place for our employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.
In addition, we have adopted procedures for our stockholders, employees, and other interested parties to communicate directly with the members of the Board of Directors. You can communicate by writing to the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the independent directors as a group, or the full Board, in the care of the office of the Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investors page of our website at www.donaldson.com under Corporate Governance - Governance Documents.

Audit Committee Expertise; Complaint-Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John Wiehoff and Andrew Cecere as Audit Committee financial experts as defined by SEC regulations.
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through the Company’s compliance helpline.

DIRECTOR COMPENSATION
Annual compensation for our non-employee directors is designed to attract and retain highly qualified non-employee directors and to provide equity-based compensation in order to align director compensation with the long-term interests of our stockholders. Directors are subject to a stock ownership requirement which requires them to own shares equal to five times their annual retainer within five years of their election as a director. As of the end of fiscal

2016, each non-employee director who had been a director for five years had met his or her ownership requirement. Non-employee director compensation is comprised of annual retainers and an annual stock option grant
Director Compensation Process
Our Corporate Governance Committee assists the Board of Directors in providing oversight on director compensation. The Committee oversees, reviews, and reports to the Board on director compensation. The Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department and an independent outside executive compensation consultant. The Committee engaged Mercer to conduct a review of the non-employee director compensation program during fiscal 2016.
Mercer’s review consisted of an analysis of competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Mercer used for the executive compensation review conducted during fiscal 2016 (see the Compensation Process section of the Compensation Discussion and Analysis for additional details).
Overall, the review showed that our director compensation program is aligned with market trends. Cash compensation is below the 25th percentile of the peer group and equity compensation is above the 75th percentile of the peer group. Total direct compensation is slightly above the median of the peer group.
Non-Employee Director Compensation Program Elements
Our non-employee director compensation program is made up of annual retainers, paid in cash, deferred cash, or deferred stock and an annual stock option grant.

Board Membership Compensation	Fiscal 2015	Fiscal 2016
Annual Retainer	$53,000	$53,000
Annual Stock Option Value	$140,000	$140,000
The following are the key characteristics of the compensation elements.
Annual Retainer
Non-employee directors receive an annual retainer of $53,000. $15,000 of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the most recent closing stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.
A non-employee director who is newly appointed to the Board during the year will receive a prorated annual retainer based on the effective date of the director’s election to the Board.
Stock Options
Under the Company’s Non-qualified Stock Option Program for Non-Employee Directors, our directors receive an annual stock option grant with a value of $140,000 on the first business day following January 1st each year. The number of options granted is determined by dividing that value by the expected value of an option to purchase a share of stock using a Black Scholes option pricing method. The date of the stock option grant in fiscal 2016 was January 4, 2016. The number of options granted to each non-employee director was 18,700. The grant price is the closing stock price on the date of grant. The options are subject to a 3-year vesting schedule so that one-third of the shares vest on the first year anniversary, one-third vest on the second year anniversary, and one-third vest on the third year anniversary, and the options have a ten-year term.
A non-employee director who is newly appointed to the Board during the year will receive a prorated stock option grant based on the number of completed months the director is on the Board during the year.
Additional Annual Retainers
Non-employee directors receive the following additional annual retainers:

Non-Employee Director Compensation	Fiscal 2015	Fiscal 2016
Annual Committee Member Retainers
Audit Committee Member	$12,000	$12,000
Human Resources Committee Member	$3,000	$3,000
Corporate Governance Committee Member	$2,000	$2,000
Annual Committee Chair Retainers
Audit Committee Chair	$22,000	$22,000
Human Resources Committee Chair	$15,000	$15,000
Corporate Governance Committee Chair	$15,000	$15,000
Lead Director Annual Retainer	$15,000	$15,000
Chairman of the Board Annual Retainer	N/A	$120,000
During fiscal 2016, Bill Cook retired as our Chairman of the Board. As a result, Jeff Noddle was appointed as our Non-Employee Chairman of the Board effective April 1, 2016. Based on market information from Mercer, the Corporate Governance Committee and the Board approved an annual retainer of $120,000 for the Chairman of the Board. This retainer is paid on a quarterly basis.
These additional retainers are paid in cash unless the director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.
Deferred Compensation
The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The plan permits the directors to elect to receive their annual retainers in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).
Any amount deferred into a deferred cash account prior to January 1, 2011 will be credited with interest at a rate equal to the ten-year Treasury Bond rate plus 2%. Effective for deferrals made after December 31, 2010, the interest rate will be the ten-year Treasury Bond rate.
The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s common stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The common stock will be distributed to each director following retirement pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan, the 2001 Master Stock Incentive Plan, and the 2010 Master Stock Incentive Plan.

Fiscal 2016 Director Compensation
The fiscal 2016 compensation for our non-employee directors is shown in the following table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Total ($)
Andrew Cecere	50,000	14,989	139,691	204,680
Michael J. Hoffman	52,000	15,018	139,691	206,709
Douglas A. Milroy	39,589	11,866	105,259	156,714
Jeffrey Noddle	118,250	15,018	139,691	272,959
Willard D. Oberton	53,000	14,989	139,691	207,680
James J. Owens	53,000	14,989	139,691	207,680
Ajita G. Rajendra	0	68,010	139,691	207,701
Trudy A. Rautio	9,501	55,027	139,691	204,219
John P. Wiehoff	0	75,032	139,691	214,723
___________

(1)
This column shows the portion of the annual retainer for Chairs and Members of a Board Committee for fiscal 2016 that each director has elected to receive in cash. Each director had the option to elect to receive this amount in cash, deferred cash, or a deferred stock award.

(2)
This column represents the aggregate grant date fair value of deferred stock awards granted during fiscal 2016 computed in accordance with FASB ASC Topic 718. This column includes the portion of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the remainder of the annual retainer, Chair retainers, and Committee member retainers which the directors elected to receive in a deferred stock award. The following table lists for each director the number of deferred stock awards granted during fiscal 2016 in lieu of retainers and the grant date fair value of each deferred stock award.

Name	Deferred Stock(a) (#)	Grant Date Fair Value(a) ($)
Andrew Cecere	523	14,989
Michael J. Hoffman	524	15,018
Douglas A. Milroy	364	11,866
Jeffrey Noddle	524	15,018
Willard D. Oberton	523	14,989
James J. Owens	523	14,989
Ajita G. Rajendra	2,373	68,010
Trudy A. Rautio	1,920	55,027
John P. Wiehoff	2,618	75,032
______________

a.
The fiscal 2016 deferred stock awards for the annual retainers were made effective January 1, 2016, the date previously established by the Board of Directors. The grant date fair values for those awards are based on the closing market price of the stock on the previous business day, December 31, 2015.

(3)
The following table shows the deferred stock awards that are vested and will be paid out according to the deferral election previously made by each director as of July 31, 2016, subject to the approval of the Board:

Name	Deferred Stock (#)
Andrew Cecere	1,400
Michael J. Hoffman	26,382
Douglas A. Milroy	366
Jeffrey Noddle	48,755
Willard D. Oberton	11,158
James J. Owens	2,839
Ajita G. Rajendra	12,382
Trudy A. Rautio	3,369
John P. Wiehoff	41,882

(4)
This column shows the aggregate grant date fair value of the stock option award granted during fiscal 2016 to our non-employee directors computed in accordance with FASB ASC Topic 718. Refer to Footnote 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2016 for our policy and assumptions made in the valuation of share-based payments. A stock option grant of 18,700 options was made to each non-employee director on January 4, 2016, the grant date previously established by the Board of Directors. The exercise price for those options was the closing market price of the stock on that date.

Mr. Milroy received the annual stock option grant as of April 1, 2016, based on his appointment to the Board. The exercise price for this option was the closing market price of the stock on the grant date.
As of July 31, 2016, each of the non-employee directors had the following stock options outstanding:

Name	Exercisable	Unexercisable
Andrew Cecere	14,667 shares	33,033 shares
Michael J. Hoffman	98,667 shares	31,833 shares
Douglas A. Milroy	0 shares	13,100 shares
Jeffrey Noddle	113,067 shares	31,833 shares
Willard D. Oberton	98,667 shares	31,833 shares
James J. Owens	23,067 shares	31,833 shares
Ajita G. Rajendra	55,467 shares	31,833 shares
Trudy A. Rautio	4,667 shares	28,033 shares
John P. Wiehoff	113,067 shares	31,833 shares

EXECUTIVE COMPENSATION
Compensation Committee Report
The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016.
Submitted by the Human Resources Committee
Michael J. Hoffman, Chair
Jeffrey Noddle
James J. Owens
Ajita G. Rajendra
Compensation Discussion and Analysis
Summary
The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and the compensation awarded for fiscal 2016 to the following Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table on page 34:

Tod Carpenter, President and Chief Executive Officer (“CEO”)
Scott Robinson, Vice President and Chief Financial Officer (“CFO”)
Sheila Kramer, Vice President, Human Resources
Thomas Scalf, Senior Vice President, Engine Products
Jeffrey Spethmann, Senior Vice President, Industrial Products
James Shaw, Former Vice President and Chief Financial Officer
William Cook, Former Chairman of the Board
Jay Ward, Former Senior Vice President, Industrial Products
This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.
Executive Compensation Program Principles and Objectives
The Committee establishes and administers the Company’s executive compensation program for executive officers ("Officers"). The key principles of the executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual financial results and superior long-term stockholder value creation

•	Emphasizing Company financial performance by linking a significant portion of Officer compensation to the actual financial performance of the Company

•	Providing significant portions of total compensation in equity-based compensation in order to tie Officer compensation to our stockholders’ long-term interests

•	Targeting total Officer compensation by comparison to proxy disclosure data for our established peer group (as recommended by an outside independent consultant) and published market survey data

•	Requiring significant levels of Company stock ownership by the Officers
The Company’s objective is to create long-term stockholder value through superior share price appreciation. Our executive compensation program is designed to support this objective and ensure that the interests of our Officers are properly aligned with our stockholders’ long-term interests. Our program emphasizes variable performance-based compensation that promotes the achievement of both short-term and long-term business objectives which are aligned with the Company’s business strategy, and rewards performance when those objectives are actually achieved. The mix of base salary, annual cash incentives, and long-term incentives is designed to ensure the long-term growth of the Company while delivering consistently strong financial results and return on investment ("ROI"). We believe our executive compensation program has effectively contributed to our Company’s strong sales, earnings growth, and ROI over the past 25 years.
The key objectives of the executive compensation program include:

•	Aligning the interests of our Officers with the long-term interests of our stockholders

•	Providing competitive pay which enables us to attract, retain, reward, and motivate top leadership talent

•	Consistently increasing stockholder value
The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to maximize stockholder value. Our NEOs also have high stock ownership requirements, ranging from three to ten times base salary, which further aligns the interests of our NEOs with the long-term interests of our stockholders.
Fiscal 2016 Financial Performance and Performance-based Compensation Implications
Throughout fiscal 2016, we prioritized our efforts to enhance operational efficiency while the end-market conditions remained depressed. The portions of our business directly exposed to heavy-duty equipment production faced the most significant declines, while sales related to replacement parts and many of our innovative products outpaced the company average when compared with the prior year. Additionally, we experienced a negative revenue impact from currency translation of $74 million, or 3.2 percent, as the volatility of the U.S. dollar relative to a basket of currencies continued. Our efforts to mitigate the impact from these pressures on our profit performance included restructuring, which included charges that reduced GAAP EPS by approximately 8 cents for the full year. The savings from restructuring actions, combined with disciplined management of our business, resulted in a year-over-year increase in operating margin for fiscal 2016. In addition to expense management, we made investments in our business, including one acquisition and a new production facility in Poland, and we also further strengthened our balance sheet by reducing working capital. In total, we delivered fiscal 2016 GAAP EPS of $1.42, compared with $1.49 last year.
Our compensation program for our NEOs is designed to link directly to our Company performance. Below are some of our key business results which relate to key performance measures in our performance-based compensation plans:

Key Business Results	Fiscal 2016	Fiscal 2015
Net Sales	$2.220 billion	$2.371 billion
Diluted EPS	$1.42	$1.49
Net Income % of Sales	8.6%	8.9%
ROI	16.7%	17.2%
Our fiscal 2016 annual cash incentive was structured so that actual compensation received by our NEOs was aligned with Company performance based on our key financial metrics of net sales, diluted EPS, net income as a percentage of sales, and ROI. The target performance was the Company’s Board approved fiscal 2016 financial plan. The Company’s fiscal 2016 performance resulted in our key metrics falling short of our financial plan.
Our EPS was below the threshold payout level and net sales, net income percent and ROI were below the target payout level. As a result, the annual cash incentive payouts to our NEOs were significantly below target and ranged from 11% to 17% of target and varied based on the specific performance measures and weightings for the NEOs. The annual cash incentive for our NEOs with business segment responsibility is based primarily on their business segment results. For more details refer to the Annual Cash Incentive section.
Our fiscal 2016 long-term incentives were designed to directly link our NEOs’ compensation to our longer term financial success. Our long-term incentives (described in more detail in the Long-Term Incentives section) for fiscal 2016 consisted of stock options and performance shares provided through our Long-Term Compensation Plan. The stock options granted to our NEOs for fiscal 2016 will only provide value to our NEOs if our stock price appreciates over time and we believe this directly links the interests of our NEOs to those of our stockholders.
Payouts under our Long-Term Compensation Plan were based on the Company’s achievement of ROI and net sales growth financial objectives over a three-year cycle. For the three-year cycle beginning August 1, 2013 and ending July 31, 2016, our average net sales decreased by 3.1%, therefore net sales growth was below the minimum threshold. Our average ROI over that period was 18.4%, which was slightly below target. The payouts to our NEOs for the cycle ending July 31, 2016 ranged from 20% to 23% of target. For more details refer to the Long-Term Incentives section.

2014 Say-on-Pay Results
At our 2011 Annual Meeting, our stockholders voted to hold the advisory vote on the compensation for our NEOs every three years. Therefore at our 2014 Annual Meeting, our stockholders had the opportunity to provide this advisory vote on the compensation for our NEOs. 91% of the votes cast by our stockholders voted in favor of our executive compensation proposal. The Committee believes that this strong support by our stockholders of our approach to executive compensation reinforces the overall philosophy and structure of our program and confirms that it is in alignment with the long-term interests of our stockholders. There have been no significant changes to our executive compensation program since the 2014 Annual Meeting.
Conclusion
Our executive compensation program provides incentives to attain strong financial performance and to ensure alignment with our stockholders’ long-term interests. The Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our stockholders and to create long-term stockholder value. Additionally, the Committee believes that in challenging financial periods, our lower annual cash incentive and Long-Term Compensation Plan payout levels appropriately align executive pay with our Company’s actual performance.
Compensation Process
The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually reviews and approves all compensation for our Officers. As part of that review, the Committee takes into account competitive market analysis and recommendations by our CEO, our Human Resources Department, and an independent compensation consultant. For more information on the Committee, refer to the Meetings and Committees of the Board of Directors section of this Proxy Statement.
Compensation Consultant
The Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee is also assisted in performing its duties by the CEO and our Human Resources Department.
The Committee has engaged Mercer, a nationally known consulting firm, as its executive compensation consultant on an ongoing basis to attend Committee meetings and conduct the annual benchmarking review of our executive compensation program. Mercer disclosed to the Committee the other services that it provides to the Company. Mercer has also been engaged by management as the Company’s actuary since 2002 and as a compensation consultant for our Asia Pacific region. In assessing the independence of Mercer, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by Mercer, and concluded that no conflict of interest exists that would prevent Mercer from independently advising the Committee.
Competitive Market
During fiscal 2016, Mercer completed the market analysis of our executive compensation and presented the results to the Committee at its meeting in September 2015. At its May 2016 meeting, the Committee decided to change the timing of the market review and therefore Mercer completed another market review and analysis and presented the results to the Committee at its meeting in July 2016. These reviews consisted of a market review of our program against a peer group of public companies. This original peer group was established in fiscal 2010 and is reviewed and updated by the Committee annually. The peer group consists of companies with revenues approximating the Company’s revenue. This peer group was intended to be representative of the market in which the Company competes for executive talent and consists of the following companies:

Actuant Corporation	H.B. Fuller Company	Regal-Beloit Corporation
AMETEK, Inc.	Hubbell Inc.	Rexnord Corporation
Briggs & Stratton Corporation	IDEX Corporation	Roper Industries
CLARCOR Inc.	ITT	Snap-On Inc.
Colfax Corp.	Kennametal Inc.	The Timken Company
Crane Company	Modine Manufacturing Co.	Toro Company
Flowserve Corporation	Nordson Corporation	Valspar Corporation
Graco	Polaris Industries, Inc.	Watts Water Technologies, Inc.

Mercer utilized this information to inform the Committee of competitive pay practices and to benchmark the base salary, target annual and long-term incentives, and total target compensation for our Officers. Total Target Compensation is generally targeted at the median of the peer group.
Executive Compensation Program Elements
The primary elements of our executive compensation program for fiscal 2016 were: base salary, annual cash incentive, Long-Term Incentives primarily in the form of Long-Term Compensation Plan awards and stock options, and benefits.
The Committee believes each compensation element is supported by the principles and objectives described in the Executive Compensation Program Principles and Objectives section. The following table provides an overview of each element:

Element	Description	Purpose

Base Salary	A fixed amount of compensation, paid in cash. The Committee reviews annually and, if appropriate, adjusts salary based on market data and individual performance.
Provide a market competitive level of compensation for each Officer based on position, scope of responsibility, business and leadership experience, and individual performance. Base salaries are the least variable element of compensation and are generally targeted at the median of our peer group.

Annual Cash Incentive	A performance-based short-term incentive that is payable in cash based on achievement of key pre-determined annual financial goals.
Designed to reward Officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our Officers with the Company’s Board approved financial plan. This element focuses attention on the Company’s actual financial performance and is a significant performance-based variable component of total compensation.

Long-Term Incentives
Performance-based long-term compensation element that is provided in the form of stock options and performance share awards through our Long-Term Compensation Plan.
Performance share awards are payable based on achievement of pre-determined financial goals after three years and are paid out in shares of our common stock.
Stock Options are time-based and vest ratably over three years.
Restricted stock awards are granted in special circumstances.

Aligns the interests of our Officers to the interests of our stockholders.
Our long-term incentive awards are based on a competitive market value by position targeted at the market median. Each year the Committee determines the Long-Term Incentive values for each of our Officers based on the market data provided in the compensation consultant review.
Approximately one-half of that value will be provided in stock options and one-half in performance share awards through our Long-Term Compensation Plan.
The Committee may grant a restricted stock award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer. Restricted stock awards generally have a five-year cliff vesting schedule.

Benefits	Benefits package includes medical, dental, vision, life, accident, and disability insurance an qualified and nonqualified retirement plans.	Provide competitive benefits and the opportunity for employees to save for retirement.

Compensation Mix at Target
It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an Officer’s total direct compensation be performance-based and that the portion of performance-based compensation should increase by level of position in the Company. Performance-based awards consist of the annual cash incentive and long-term incentives, which are comprised of stock options and our Long-Term Compensation Plan awards. The following is the compensation mix at target awarded by the Committee for fiscal 2016:

CEO
Target Total Direct Compensation Mix

17%
17%
66%
Base Salary
Target Annual Cash Incentive
Target Long-Term Incentives

Other NEOs
Target Total Direct Compensation Mix

37%
18%
45%
Base Salary
Target Annual Cash Incentive
Target Long-Term Incentives

The Company’s results directly impacted the actual total direct compensation paid to our NEOs during fiscal 2016. The annual cash incentive for fiscal 2016 paid out below target and ranged from 11% to 17% of target for our NEOs. Mr. Carpenter was the only active NEO eligible for a payout from the Company’s Long-Term Compensation Plan for the three-year cycle concluding in fiscal 2016. The payout was at 20.2% of target. As a result, actual total direct compensation for fiscal 2016 was below the target levels for our NEOs. The following table shows the fiscal 2016 actual total direct compensation versus target for our NEOs:

Name	Target Total Direct Compensation (1) ($)	Actual Total Direct Compensation (2) ($)
Tod Carpenter	2,904,051	2,069,072
Scott Robinson (3)	544,624	444,539
Sheila Kramer (3)	400,524	334,474
Thomas Scalf (3)	847,628	646,539
Jeffrey Spethmann (3)	648,645	502,806
_______________

(1)
Target Total Direct Compensation consists of base salary, target annual cash incentive for fiscal 2016, grant date fair value at the beginning of the cycle Long-Term Compensation Plan award with the three-year period ending July 31, 2016, and the value of fiscal 2016 annual stock option award.

(2)
Actual Total Direct Compensation consists of base salary, annual cash incentive earned for fiscal 2016, value on July 31, 2016 of Long-Term Compensation Plan award for the three-year period ended July 31, 2016, and the value of fiscal 2016 annual stock option award.

(3)	Mr. Robinson, Ms. Kramer, Mr. Scalf, and Mr. Spethmann were not eligible for the Long-Term Compensation Plan cycle which ended on July 31, 2016.
Mr. Shaw and Mr. Ward terminated their employment with the Company during fiscal 2016 and therefore are not included in the table above. Mr. Cook retired from the Company on April 1, 2016 and therefore is not included in the table above.
Base Salary
The Committee reviews the Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance.
During fiscal 2016, we experienced several leadership transitions. Mr. Shaw and Mr. Ward terminated their employment with the Company during fiscal 2016. Mr. Robinson was hired to replace Mr. Shaw as CFO. Mr. Spethmann was promoted to replace Mr. Ward as Senior Vice President, Industrial Products. Ms. Kramer was hired as our Vice President, Human Resources. The Committee approved the base salaries for Mr. Robinson and Ms. Kramer at their hire date based on market data and their level of experience.
The Committee reviewed the base salary for Mr. Carpenter at its December 2015 meeting. Based on the market analysis completed by Mercer, the Committee adjusted Mr. Carpenter’s base salary effective January 1, 2016 from $700,000 to $775,000, which was a 10.7% increase. Mr. Carpenter became CEO during fiscal 2015 and as a relatively new CEO, his current base salary is 15% below the median for the peer group.

During fiscal 2016 the Committee also reviewed the base salaries of each of the other NEOs. Based on the market analysis completed by Mercer and recommendations from our CEO, the Committee approved the following base salary increases for our NEOs.

•	Mr. Scalf, Senior Vice President, Engine Products, received a 20% increase effective October 1, 2015. His base salary is 8% below the median of the peer group.

•	Mr. Spethmann was promoted to Senior Vice President, Industrial Products on April 4, 2016 and received a 19.6% promotional increase. His base salary is 20% below the median of the peer group.
Annual Cash Incentive
The annual cash incentive award focuses attention on the Company’s financial performance and provides a significant performance-based variable component of our total compensation package.
Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary based on our peer group market data. The Committee approved the 2016 target opportunities for our NEOs.
Performance Goals. Predetermined performance measures and goals are set by the Committee each year. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy, and the Committee believes the measures chosen are key to our financial success.
For fiscal 2016, the Committee determined the appropriate performance measures to help drive the Company to reach our long-term growth objectives. For fiscal 2016, the predetermined financial performance measures and the percentage of the incentive based on target performance of these measures as established by the Committee for the NEOs were as follows:

Performance Measure	CEO and CFO	All other NEOs
Net Sales	40%	40%
Diluted EPS	50%	40%
Net Income as % of Sales	0%	10%
ROI	10%	10%
Annual cash incentive awards for NEOs with corporate responsibility are based on the Company’s overall financial results. The annual cash incentive awards for NEOs with business segment responsibility are based on their specific business segment results for net sales, net income percent of sales, and ROI (calculated as net income divided by the average net operating investment for the period).
The performance measures for fiscal 2016 were based on the Company’s Board approved fiscal 2016 financial plan. For each performance measure, achievement of the financial plan target would have resulted in a payout at the 100% level. The following are the performance targets and actual results for the fiscal 2016 overall Company performance measures:

Fiscal 2016 Company Performance Measures	Threshold	Target	Maximum	Actual	Payout %
Net Sales	$2.176 billion	$2.418 billion	$2.660 billion	$2.220 billion	18.3%
Diluted EPS	$1.57	$1.75	$1.92	$1.42	0.0%
Net Income % of Sales	8.35%	9.85%	12.85%	8.59%	16.0%
ROI	10.00%	20.40%	22.44%	16.65%	63.9%
The following are the performance targets and actual results for fiscal 2016 for our Business Segments:

Fiscal 2016 Business Segment Performance Measures	Engine Products			Industrial Products
	Target	Actual	Payout %	Target	Actual	Payout %
Net Sales	$1.507 billion	$1.391 billion	23.2%	$911 million	$829 million	10.2%
Net Income % of Sales	9.44%	8.10%	10.7%	12.11%	10.68%	4.7%
ROI	19.48%	17.08%	62.7%	20.32%	16.91%	49.2%

Payouts. Given the challenging business environment during fiscal 2016 actual payouts for our NEOs ranged from 11% to 17% of target. The overall annual cash incentive payment for fiscal 2016 for each of our NEOs is set forth below:

Name	Target Award as a % of Base Salary	Target Award ($)	Actual Payout ($)
Tod Carpenter	100%	775,000	106,330
Scott Robinson (1)	50%	116,000	15,915
Sheila Kramer (2)	40%	78,000	11,950
Thomas Scalf	60%	241,229	40,140
Jeffrey Spethmann (3)	60%	163,100	17,261
______________

(1)	Mr. Robinson’s target incentive was prorated at 58% based on his December 8, 2015 hire date.

(2)	Ms. Kramer’s target incentive was prorated at 75% based on her October 12, 2015 hire date.

(3)
When Mr. Spethmann was promoted April 4, 2016, his target incentive percentage was increased from 40% to 60%. His fiscal 2016 annual incentive is prorated 67% at 40% and 33% at 60%. His performance measures prior to his promotion were based on his business segment at that time. The payout for that portion of his incentive was 11.4% of target.

Since Mr. Shaw and Mr. Ward terminated their employment with the Company prior to the end of fiscal 2016, per the terms of the Annual Cash Incentive Plan, they were not eligible for an incentive payout.
Mr. Cook was not eligible for a fiscal 2016 annual cash incentive award.
U.S. Officers may elect to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.
Long-Term Incentives
We believe that Long-Term Incentives tied to our common stock help align the interests of our Officers to the interests of our stockholders. Our long-term incentive awards are based on a competitive market value by position targeted at the market median. Each year the Committee determines the long-term incentive values for each of our Officers based on the market data provided in the Mercer review.
Approximately one-half of that value will be provided in stock options and one-half in performance share awards through our Long-Term Compensation Plan.
During fiscal 2016, the following long-term incentive awards were granted to our NEOs:

Name	Stock Option Award (Shares)	Long-Term Compensation Plan Award (Target Shares)
Tod Carpenter	160,500	0
Scott Robinson	24,000	5,219
Sheila Kramer	16,000	3,744
Thomas Scalf	29,500	0
Jeffrey Spethmann	13,500	0
Jay Ward	14,750	0
The annual stock option was granted on December 17, 2015. The option vests ratably over three years and has an exercise price of $28.00, the closing stock price on the date of the grant. The Long-Term Compensation awards for the performance period of August 1, 2015 through July 31, 2018 were granted to Mr. Robinson and Ms. Kramer and were prorated based on date of hire.
The Committee will review and award the Long-Term Compensation Plan award for the performance period of August 1, 2016 through July 31, 2019 at its September 2016 meeting.
Long-Term Compensation Plan. The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our Officers which will reward them for the Company’s achievement of predetermined levels of long-term Company financial performance. The Long-Term Compensation Plan measures performance over a three-year period and the award is paid out at the end of the period based on the attainment of the pre-established financial performance goals.

This award is paid out in Company stock which helps to align the interests of our Officers to the interests of our stockholders.
A new three-year performance cycle is established each year. Based on our peer group market data, the Committee establishes each new award, including the financial performance objectives, the award matrix, and payout targets (the number of performance units) for each Officer.
The target number of performance units is approximately one-half of the long-term incentive value as determined by the Committee. The target number of performance units is based on that value divided by the twelve-month weighted average Company stock price as of the end of the fiscal year.
The potential payouts under the Long-Term Compensation Plan range from 0% to 200% of the target shares based on the predetermined levels of achievement over the three-year period.
The Plan utilizes two performance measures which the Committee believes are key to our long-term financial success: growth in net sales and ROI. Except as provided below, results for growth in net sales and ROI must meet the threshold performance level for both measures in order for a payout to be achieved. These targets are set by the Committee at the beginning of each three-year cycle. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our stockholders when economic conditions result in sales growth that is below the threshold. Therefore, a payout ranging from 10% to 50% of target is available based on achievement of predetermined ROI results when the predetermined sales growth is below threshold.
Awards for Officers with corporate responsibility are based on overall Company growth in net sales and ROI. Awards for Officers with business segment responsibility are based 50% on their business segment results for net sales and ROI and 50% on overall Company results. As established by the Committee, business segments can have different net sales and ROI target goals from the overall Company goals.
For the performance cycle with the three-year period that ended July 31, 2016, the Company experienced a decrease in net sales due to the challenging global business conditions, therefore there was no payout for the growth in net sales performance measure. The Company’s average annual target ROI for that cycle was 19.0%. Actual Company ROI achievement for that cycle was 18.4%. The combination of these two resulted in an achievement for Corporate goals of 22.8% of the target level.
Our Engine Products business segment also experienced a decrease in net sales over the three-year period and they achieved an average ROI of 21.0%, resulting in achievement of 17.5% of the target level.
Under the Plan, the payouts are based on the position the NEO held at the beginning of the cycle. Therefore, for the cycle ended July 31, 2016, Mr. Carpenter’s payout was based 50% on the Engine Products business segment results and 50% on Corporate results. The target shares and the actual share payouts for the cycle ended July 31, 2016 for our NEOs were:

	Mr. Carpenter	Mr. Cook
Target Shares	5,700 Shares	18,622 Shares
Actual Achievement Corporate Engine Products	22.8% 17.5%	22.8% N/A
Actual Share Payout	1,149 Shares	4,246 Shares
Mr. Robinson, Ms. Kramer, Mr. Scalf, and Mr. Spethmann were not eligible for the Long-Term Compensation Plan performance cycle that ended on July 31, 2016. Due to their termination of employment with the Company prior to the end of the performance cycle, Mr. Shaw and Mr. Ward were not eligible for a payout for the performance cycle that ended on July 31, 2016.
An Officer may elect to defer his or her Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.
Stock Options. The Committee makes annual stock option awards to our Officers. Stock options vest over a three-year period from the date of the grant in one-third increments each year and have a ten-year term. The date of the grant is the date the grants are approved by the Committee and the exercise price is the closing price on the date of the grant. On an annual basis, the Committee decides the number of options granted to our Officers.
The number of options is based on approximately one-half of the long-term incentive value as approved by the Committee divided by the expected value of an option to purchase a share of our common stock, using a Black Scholes option pricing method. The calculation of the expected value is based on the three month average stock price, which allows for smoothing of any volatility that may be associated with the stock price on a given day.
In recognition of his promotion to Senior Vice President, Industrial Products, the Committee awarded Mr. Spethmann with a stock option grant of 10,000 on April 4, 2016. The grant will vest ratably over three years and has a grant price of $31.35, the closing stock price on the date of the grant.
Stock option grants are made under the 2010 Master Stock Incentive Plan and all options are non-qualified stock options. For stock options granted prior to fiscal 2011, grants provided to an Officer within the first five years of being named an Officer had a reload provision. This provision provided a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option. Stock options that are currently granted to Officers do not have a reload provision.
Restricted Stock. Restricted stock awards are granted to Officers in special circumstances. The Committee may grant a restricted stock award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer. Restricted stock grants generally have a five-year cliff vesting schedule. Dividends are paid in cash on restricted stock during the vesting period.
Mr. Robinson and Ms. Kramer were hired during fiscal 2016 and the Committee granted a restricted stock award to them of 7,500 and 5,000 shares, respectively. Both awards have a five-year cliff vesting schedule. The following are the outstanding restricted stock grants for our NEOs. No restricted stock vested in fiscal 2016 for any NEO.

Name	Grant Date	Shares	Vesting Date
Tod Carpenter	9/21/2012	2,000	9/21/2017
Scott Robinson	12/8/2015	7,500	12/8/2020
Sheila Kramer	12/2/2015	5,000	12/2/2020
Thomas Scalf	11/25/2013	3,000	11/25/2018
Jeffrey Spethmann	11/25/2013	3,000	11/25/2018
Benefits
To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, the Company provides indirect compensation, such as health and welfare benefits and retirement benefits, to its Officers. The following are the benefits provided to the NEOs.
Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried employees.
Retirement Benefits. Our U.S. Officers participate in the following retirement plans which are provided to most other Company U.S. salaried employees:

•
Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan.

In July 2013, the Company announced that effective August 1, 2013, the plan is frozen to any employees hired on or after August 1, 2013. Effective August 1, 2016, employees hired prior to August 1, 2013 will no longer continue to accrue Company contribution credits under the plan.

•
Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. Most of our U.S. employees are eligible to participate in this plan. Participants can contribute on a pretax basis up to 50% of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes.

In July 2013, the Company announced that employees hired on or after August 1, 2013 are eligible for a 3% annual company retirement contribution in addition to the company match described above. Effective August 1, 2016, employees hired prior to August 1, 2013 were eligible for the 3% annual company retirement contribution.

Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans for our NEOs:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferrals elections)

•	ESOP Restoration Plan (frozen)
For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.
Perquisites
Effective January 1, 2011, the Company does not provide any perquisites to our U.S. Officers.
Change in Control Agreements
The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs.
The Committee believes that our CIC Agreements, which contain a “double-trigger” assist us in retaining our executive leadership and are designed to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our stockholders. The Committee also believes that the change in control provisions in our stock option awards, Long-Term Compensation Plan, and deferred compensation plans, which are triggered by the change in control itself and are not dependent upon any qualifying termination of employment event, are important because they provide retention incentives during what can be an uncertain time for Officers and also provide additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our stockholders.
The CIC Agreements provide that, upon a change in control, if the Officer’s employment with the Company is terminated within 24 months:

•	of the change in control without “cause,” or

•	of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”
then the Company shall pay or provide the following severance payments to the Officer:

•
A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level within the Company as follows:

•	Chairman and CEO - three times the sum of base salary and target annual incentive

•	Senior Vice Presidents - two times the sum of base salary and target annual incentive

•	Vice Presidents - one times the sum of base salary and target annual incentive

•	Thirty-six months of health, life, accident, and disability coverage

•	A cash lump sum equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan

•
The CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

•	Outplacement services, suitable to the Officer’s position, for up to three years
Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the Officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following a change in control followed by a qualifying termination.

Stock Ownership Requirements
In order to ensure continual alignment with our stockholders, the Committee has established stock ownership requirements for our Officers. The Committee believes that linking a significant portion of the Officer’s personal holdings to the Company’s long-term success, as reflected in the stock price, provides Officers a stake similar to that of our stockholders. Therefore, Officers are expected to acquire and hold a significant amount of the Company’s stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an Officer, including unvested restricted stock, but excluding unexercised stock options) for our Officers as follows:

Position	Stock Ownership Requirement
CEO	10 times base salary
Senior Vice Presidents	5 times base salary
Vice Presidents	3 times base salary
In addition, once initial ownership requirements are met, Officers must retain 25% of all net shares received from stock option exercises.
Officers are expected to meet their ownership requirement within five years of being named an Officer at their level. As of the end of fiscal 2016, all the NEOs have been in their current position for less than five years.
Stock Hedging and Pledging Policy
The Company Hedging and Pledging Policy prohibits the Company’s directors and Officers from engaging in a hedge of Company stock, which includes any instrument or transaction through which the Director or Officer offsets or reduces exposure to the risk of price fluctuations in Company stock. The policy also prohibits pledges of Company stock (e.g. as collateral for a loan or by holding Company securities in a margin account) by directors or Officers.
Tax Considerations
The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the Proxy Statement. Certain performance-based compensation is not subject to this deduction limitation.
The 2010 Master Stock Incentive Plan was approved by stockholders at the 2010 annual meeting, and the key terms were reapproved in 2015. The plan limits the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to preserve the tax deduction for compensation paid to executives. Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the 2010 Master Stock Incentive Plan, subject to all the terms and limits of that Plan. The awards provided by these sub-plans are generally intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code; however, the Committee may grant awards that do not so qualify when necessary to achieve the purposes of our compensation programs. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in fiscal 2016.
The Committee reserves the right, in appropriate circumstances and for the benefit of stockholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).
The Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409A, the federal tax rules affecting non-qualified deferred compensation.
Compensation Risk Analysis
The Company has reviewed and assessed the risks arising from its compensation plans. To complete this review, the Company completed an inventory and analysis of its compensation programs globally and reviewed this with the Committee. Through this review, we determined that our compensation programs, policies, and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees along with the various risk control features of our programs, including balanced performance targets, our stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by the Company for services rendered during the 2014, 2015, and 2016 fiscal years to or on behalf of the Company’s NEOs: our CEO, our CFO, our former CFO, each of our three other most highly compensated Officers who served in such capacities as of the end of fiscal 2016 and two Officers who would have been one of the most highly compensated Officers if either had been serving as an Executive Officer at the end of fiscal 2016.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
Tod Carpenter (7)	2016	742,116	0	1,179,113	106,330	186,999	147,271	2,361,829
President and CEO	2015	580,865	1,333,920	1,052,450	63,956	158,192	122,986	3,312,369
	2014	429,062	561,838	518,393	387,114	100,523	198,539	2,195,469
Scott Robinson (8)	2016	252,308	370,618	176,316	15,915	0	14,443	829,600
Vice President and
CFO
Sheila Kramer (8)	2016	204,980	258,003	117,544	11,950	0	14,127	606,604
Vice President,
Human Resources
Thomas Scalf (9)	2016	389,677	0	216,722	40,140	140,169	19,208	805,916
Senior Vice President,	2015	332,321	245,280	266,188	12,806	79,035	20,214	955,844
Engine Products
Jeffrey Spethmann (10)	2016	307,652	0	177,893	17,261	39,179	14,926	556,911
Senior Vice President,
Industrial Products
James Shaw	2016	195,192	0	0	0	75,945	160,884	432,021
Former Vice	2015	350,000	178,080	194,522	29,304	68,663	24,926	845,495
President and CFO	2014	341,621	198,058	153,434	213,151	56,760	16,616	979,640
William Cook (11)	2016	524,375	0	0	0	349,309	23,393	897,077
Former Chairman of	2015	861,246	0	1,377,011	73,141	1,348,517	79,151	3,739,066
the Board	2014	937,077	1,398,532	1,298,286	1,028,418	319,391	47,799	5,029,503
Jay Ward	2016	259,877	0	108,361	0	125,528	537,621	1,031,387
Former Senior Vice	2015	409,831	245,280	266,188	42,630	287,777	37,386	1,289,092
President,	2014	391,119	1,112,814	391,572	161,280	29,686	22,369	2,108,840
Industrial Products
______________

(1)
NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. For fiscal 2015, Mr. Cook deferred $40,192 of his base salary into the plan and for fiscal 2014, Mr. Cook deferred $54,785 of his base salary into the plan. The plan allows participants to choose different investment alternatives. Mr. Cook chose to allocate his deferral to be credited with a fixed rate of return. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.

For Mr. Cook, this amount includes a vacation payout of $74,375 at his retirement from the Company.
For Mr. Ward, this amount includes a vacation payout of $11,092 at his termination of employment with the Company.

(2)
This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016 for our policy and assumptions made in the valuation of share-based payments.

The Committee will review and award the Long-Term Compensation Plan award for the performance period of August 1, 2016 through July 31, 2019 at its September meeting and that award will be reflected in the Summary Compensation Table for fiscal 2017.

The performance period for the award granted during fiscal 2015 is August 1, 2015 through July 31, 2018 and the performance period for the award granted during fiscal 2014 is August 1, 2014 through July 31, 2017.
The performance award that was granted during fiscal 2016 to Mr. Robinson under our Long-Term Compensation Plan was for the performance period of August 1, 2015 through July 31, 2018. His award is prorated based on his date of hire of December 8, 2015. This column also reflects the aggregate grant date fair value of $209,925 for a restricted stock grant of 7,500 shares awarded to Mr. Robinson on December 8, 2015.
The performance award that was granted during fiscal 2016 to Ms. Kramer under our Long-Term Compensation Plan was for the performance period of August 1, 2015 through July 31, 2018. Her award is prorated based on her date of hire of October 12, 2015. This column also reflects the aggregate grant date fair value of $150,550 for a restricted stock grant of 5,000 shares awarded to Ms. Kramer on December 2, 2015.
The performance award grant date fair value is based on the outcome of the performance conditions at the target payout under each award included in the column. The grant date fair value based on the maximum payout awards granted during fiscal 2016 is the following:

Name	Fiscal 2016 ($)
Scott Robinson	321,400
Sheila Kramer	214,882

(3)
This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan and 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016 for our policy and assumptions made in the valuation of share-based payments. The annual stock option grants for our NEOs were made on December 17, 2015 for fiscal 2016, December 5, 2014 for fiscal 2015, and December 9, 2013 for fiscal 2014, the dates on which they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

The fiscal 2015 value for Mr. Carpenter includes $499,598 reflecting the grant date fair value of a stock option grant granted by the Committee on January 30, 2015 in recognition of his succession to CEO. The fiscal 2014 value for Mr. Carpenter includes $241,032 reflecting the grant date fair value of a promotional option granted by the Committee on April 1, 2014.
The fiscal 2016 value for Mr. Spethmann includes $78,715 reflecting the grant date fair value of a stock option grant granted by the Committee on April 4, 2016 in recognition of his promotion to Senior Vice President, Industrial Products.
The fiscal 2014 value for Mr. Ward includes $63,669 and $50,542 reflecting the grant date fair value of reload options granted on September 12, 2013 and March 27, 2014.

(4)
This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The fiscal 2016 amount is expected to be paid by October 15, 2016, the fiscal 2015 amount was paid on October 9, 2015 for Mr. Scalf and November 27, 2015 for Mr. Carpenter, Mr. Shaw, Mr. Cook, and Mr. Ward, and the fiscal 2014 amount was paid on October 10, 2014. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For fiscal 2014 and 2015, the following deferrals of the annual cash incentive were made. There were no deferrals of the annual cash incentive for fiscal 2016.

Name	Fiscal 2014 ($)	Fiscal 2015 ($)
William Cook	514,209	0
Jay Ward	16,128	4,263

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our U.S. NEOs pension benefits for the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan
This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred prior to January 1, 2011 under the Deferred

Compensation and 401(k) Excess Plan. For deferrals made prior to January 1, 2011, the interest rate for the Plan as set by the Committee was the ten-year Treasury Bond rate plus 2%. Effective for the deferrals made after December 31, 2010, the interest rate as set by the Committee is the ten-year Treasury Bond rate. For Mr. Cook, this column includes above market interest of $31,948 for fiscal 2016, $25,503 for fiscal 2015, and $26,179 for fiscal 2014.

(6)	The following components comprise the amounts in this column for fiscal 2016:

Name	Retirement Contributions(a) ($)	Life Insurance(b) ($)	Restricted Stock Dividend ($)	Other ($)	Total ($)
Tod Carpenter(c)	32,243	2,322	1,370	111,336	147,271
Scott Robinson	9,877	703	3,863	0	14,443
Sheila Kramer	9,849	1,703	2,575	0	14,127
Thomas Scalf	16,099	1,054	2,055	0	19,208
Jeffrey Spethmann	11,629	1,242	2,055	0	14,926
James Shaw(d)	9,057	467	1,360	150,000	160,884
William Cook	20,926	2,467	0	0	23,393
Jay Ward(e)	11,657	764	10,200	515,000	537,621
______________

a.	This includes the Company match to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan.

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

c.
Mr. Carpenter was an expatriate on assignment in Belgium from August 1, 2008 through September 30, 2011. Mr. Carpenter received expatriate compensation and benefits that are available on the same basis to all U.S. employees on expatriate assignments. Although Mr. Carpenter has not worked in Europe since September 2011, it often takes a few years after an employee’s return to the U.S. before the tax equalization payments can be finally settled. The $111,336 reported in the Summary Compensation Table for fiscal 2016 was due to Mr. Carpenter’s expatriate status as follows:

Foreign Tax Payment	$61,743
Tax Gross-Up	$1,498
Tax Preparation	$500
Tax Equalization	$47,595
Total	$111,336

d.
The amount in the other column for Mr. Shaw is a payment he received upon his termination of employment with the Company based on an agreement between the Company and Mr. Shaw. For more information, see the Potential Payments Upon Termination or Change in Control section.

e.
The amount in the other column for Mr. Ward is a payment he received upon his termination of employment with the Company based on an agreement between the Company and Mr. Ward. For more information, see the Potential Payments Upon Termination or Change in Control section.

(7)	Mr. Carpenter is also a director. He did not receive compensation for his service as a director.

(8)	Mr. Robinson and Ms. Kramer were hired during fiscal 2016; therefore, only fiscal 2016 information is provided.

(9)	Mr. Scalf was not a NEO in fiscal 2014; therefore, his information is only provided for fiscal 2015 and fiscal 2016.

(10)	Mr. Spethmann was not a NEO in fiscal 2014 or fiscal 2015; therefore, his information is only provided for fiscal 2016.
(11) Mr. Cook was a director prior to his April 1, 2016 retirement. He did not receive compensation for his service as a director.

Fiscal 2016 Grants of Plan-Based Awards Table
This table provides information regarding each grant of an award made to our NEOs during fiscal 2016. This includes the following awards:

•	Fiscal 2016 Annual Cash Incentive pursuant to the Annual Cash Incentive Plan;

•	Annual stock options granted pursuant to the 2010 Master Stock Incentive Plan during fiscal 2016;

•
Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle which began August 1, 2016 and was approved by the Committee during fiscal 2016 for Mr. Robinson and Ms. Kramer when they were hired; and

•	Restricted stock awards approved by the Committee during fiscal 2016 for Mr. Robinson and Ms. Kramer.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tod Carpenter
Annual Cash Incentive		0	775,000	1,201,250
Annual Stock Option (3)	12/17/2015								160,500	28.00	1,179,113
Scott Robinson
Annual Cash Incentive		0	116,000	179,800
Stock Awards	11/20/2015				522	5,219	10,438				160,693
Annual Stock Option (3)	12/17/2015								24,000	28.00	176,316
Restricted Stock Award (4)	12/8/2015							7,500			209,925
Sheila Kramer
Annual Cash Incentive		0	78,000	124,800
Stock Awards	9/24/2015				374	3,744	7,488				107,453
Annual Stock Option (3)	12/17/2015								16,000	28.00	117,544
Restricted Stock Award	12/2/2015							5,000			150,550
Thomas Scalf
Annual Cash Incentive		0	241,229	385,966
Annual Stock Option (3)	12/17/2015								29,500	28.00	216,722
Jeffrey Spethmann
Annual Cash Incentive		0	163,100	265,650
Annual Stock Option (3)	12/17/2015								13,500	28.00	99,178
Stock Option	4/4/2016								10,000	31.35	78,715
James Shaw
Annual Cash Incentive (4)		0	140,000	217,000
Jay Ward
Annual Cash Incentive (4)		0	247,200	395,520
Annual Stock Option (3)	12/17/2015								14,750	28.00	108,361
_______________

(1)
The Threshold, Target, and Maximum represent the range of potential payments for fiscal 2016 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2016. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)
The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis. These awards were awarded to Mr. Robinson and Ms. Kramer during fiscal 2016 for the three-year cycle which began August 1, 2016. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established performance goals. The awards for this three-year cycle were awarded to our other eligible NEOs in fiscal 2015 and were reflected in this table last year.

(3)
The Annual Stock Option Grants were granted to our NEOs on December 17, 2015 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 17, 2015, and vest over a three-year period from date of grant, in one-third increments. As of Mr. Ward’s March 1, 2016 termination, this option was not vested and therefore was forfeited.

(4)	Due to their terminations during fiscal 2016, Mr. Shaw and Mr. Ward did not receive an annual cash incentive payout.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table summarizes the equity awards held by our NEOs as of the last day of fiscal 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
Tod Carpenter
Stock Options	11,000	0	23.000	12/4/2017
	17,600	0	17.275	12/9/2018
	18,000	0	21.200	12/11/2019
	15,000	0	29.070	12/10/2020
	24,000	0	34.880	12/9/2021
	24,500	0	33.580	12/7/2022
	15,667	7,833	42.070	12/9/2023
	13,333	6,667	42.680	4/1/2024
	18,000	36,000	38.780	12/5/2024
	18,334	36,666	36.560	1/30/2025
	0	160,500	28.000	12/17/2025
Performance Shares
8/1/14 - 7/31/17							13,900	502,207
8/1/15 - 7/31/18							39,700	1,434,361
Restricted Stock					2,000	72,260
Scott Robinson
Stock Options	0	24,000	28.000	12/17/2025
Performance Shares
8/1/15 - 7/31/18							5,219	188,562
Restricted Stock (4)					7,500	270,975
Sheila Kramer
Stock Options	0	16,000	28.000	12/17/2025
Performance Shares
8/1/15 - 7/31/18							3,744	135,271
Restricted Stock (5)					5,000	180,650
Thomas Scalf
Stock Options	1,000	0	29.070	12/10/2020
	4,000	0	34.880	12/9/2021
	7,000	0	33.580	12/7/2022
	7,000	3,500	42.070	12/9/2023
	8,667	17,333	38.780	12/5/2024
	0	29,500	28.000	12/17/2025
Performance Shares
8/1/14 - 7/31/17							6,700	242,071
8/1/15 - 7/31/18							7,300	263,749
Restricted Stock (6)					3,000	108,390
Jeffrey Spethmann
Stock Options	7,500	0	37.600	2/18/2023
	7,000	3,500	42.070	12/9/2023
	4,000	8,000	38.780	12/5/2024
	0	13,500	28.000	12/17/2025
	0	10,000	31.350	04/04/2026
Restricted Stock (7)					3,000	108,390

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
William Cook
Stock Options	112,000	0	23.000	12/4/2017
	142,600	0	17.275	12/9/2018
	153,000	0	21.200	12/11/2019
	116,000	0	29.070	12/10/2020
	116,000	0	34.880	12/9/2021
	93,000	0	33.580	12/7/2022
	73,333	36,667	42.070	12/9/2023
	44,834	89,666	38.780	12/5/2024
Performance Shares
8/1/14 - 7/31/17							19,296	697,164
_______________

(1)
Stock options have a ten-year term and vest over a three-year period from the grant date in one-third increments each year on the anniversary date of the grant. The vesting dates for options unexercisable as of July 31, 2016 is as follows:

		Securities Vesting
Name	Grant Date	December 2016	January 2017	April 2017	December 2017	January 2018	April 2018	December 2018	April 2019
Tod Carpenter	12/9/2013	7,833
	4/1/2014			6,667
	12/5/2014	18,000			18,000
	1/30/2015		18,333			18,333
	12/17/2015	53,500			53,500			53,500
Scott Robinson	12/17/2015	8,000			8,000			8,000
Sheila Kramer	12/17/2015	5,334			5,333			5,333
Thomas Scalf	12/9/2013	3,500
	12/5/2014	8,667			8,666
	12/17/2015	9,834			9,833			9,833
Jeffrey Spethmann	12/9/2013	3,500
	12/5/2014	4,000			4,000
	12/17/2015	4,500			4,500			4,500
	4/4/2016			3,334			3,333		3,333
William Cook	12/9/2013	36,667
	12/5/2014	44,833			44,833

(2)	The market value is calculated using the closing price on the NYSE at the end of fiscal 2016.

(3)
These amounts are the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive periods if the performance goals described in the Compensation Discussion and Analysis are met.

(4)	Mr. Robinson’s restricted stock grant of 7,500 shares vests on December 8, 2020.

(5)	Ms. Kramer’s restricted stock grant of 5,000 shares vests on December 2, 2020.

(6)	Mr. Scalf’s restricted stock grant of 3,000 shares vests on November 25, 2018.

(7)	Mr. Spethmann’s restricted stock grant of 3,000 shares vests on November 25, 2018.
Mr. Shaw and Mr. Ward did not have any outstanding equity awards as of the end of fiscal 2016.

Fiscal 2016 Option Exercises and Stock Vested Table
The following table summarizes information on stock option awards exercised during fiscal 2016, the Long-Term Compensation Plan payouts for the cycle ending July 31, 2016, and restricted stock awards that vested during fiscal 2016 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tod Carpenter	16,000	257,140	1,149	42,961
Scott Robinson	0	0	0	0
Sheila Kramer	0	0	0	0
Thomas Scalf	0	0	0	0
Jeffrey Spethmann	0	0	0	0
James Shaw	34,000	330,483	4,000	122,120
William Cook	109,000	1,600,670	4,246	158,758
Jay Ward	89,942	427,452	0	0
______________

(1)	Amount reported represents the market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.
Pension Benefits
The Company provides pension benefits to our U.S. Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan
Salaried Employees’ Pension Plan
The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and company contribution credits. The company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.
An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.
The company contribution credit consists of a basic company credit and an excess company credit. The basic company credit is equal to the basic company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess company credit is equal to the excess company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 - July 31.
Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess company contribution credit percentages are based on the sum of a participant’s age plus years of service at the end of the plan year. As of July 31, 2016, the sum of age plus years of service for the NEOs was as follows: Mr. Carpenter, 77; Mr. Scalf, 77; Mr. Spethmann, 54; Mr. Shaw, 59; Mr. Cook, 98; and Mr. Ward, 70. The following are the company credit percentages:

	Company Contribution Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40 - 49	4.0%	4.0%
50 - 59	5.0%	5.0%
60 - 69	6.5%	5.0%
70 or more	8.5%	5.0%
In July 2013, the Company announced that effective August 1, 2013, the plan will be frozen to any employees hired on or after August 1, 2013. Effective August 1, 2016, employees hired prior to August 1, 2013 will no longer continue to accrue company contribution credits under the plan.
Mr. Robinson and Ms. Kramer were both hired after August 1, 2013 and therefore are not eligible for the Salaried Employees’ Pension Plan.
Excess Pension Plan
The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This Plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this Plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations. Effective August 1, 2016, employees will no longer continue to accrue benefits under this plan.
Mr. Robinson and Ms. Kramer are not eligible for the Excess Pension Plan.
Supplemental Executive Retirement Plan (“SERP”)
The SERP is designed to guarantee our Officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company-provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan, and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer are combined to offset the formula described above.
This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with 15 years of service. The benefit is reduced by 2% for each year the benefit precedes age 62.
Effective January 1, 2008, the Committee decided to freeze the SERP to new entrants. Mr. Cook is the only NEO eligible for the SERP and with his retirement on April 1, 2016, there are no longer any active employees eligible for the SERP.
The following table summarizes information with respect to Pension Plans for each eligible NEO.

FISCAL 2016 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tod Carpenter	Salaried Employees’ Pension Plan	20	571,871	0
	Excess Pension Plan	20	392,838	0
Thomas Scalf	Salaried Employees’ Pension Plan	27	578,634	0
	Excess Pension Plan	27	123,234	0
Jeffrey Spethmann	Salaried Employees’ Pension Plan	3	76,084	0
	Excess Pension Plan	3	26,515	0
James Shaw	Salaried Employees’ Pension Plan	12	287,418	0
	Excess Pension Plan	12	130,249	0
William Cook	Salaried Employees’ Pension Plan	36	1,078,030	0
	Excess Pension Plan	36	3,454,803	0
	Supplemental Executive Retirement Plan (2)	36	2,659,910	0
Jay Ward	Salaried Employees’ Pension Plan	18	486,390	0
	Excess Pension Plan	18	312,176	0
_______________

(1)
The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the July 31, 2016 cash balance amounts to age 65 using a 5.0% interest credit rate and discounting it using a 3.6% interest rate.

The present value of the Supplemental Executive Retirement Plan as of August 1, 2016 for Mr. Cook, who retired April 1, 2016, is his actual benefit under the Plan as of July 31, 2016.
The actual accrued balances as of the end of fiscal 2016 were as follows:

Name	Salaried Employees’ Pension Plan ($)	Excess Pension Plan ($)
Tod Carpenter	515,370	353,231
Thomas Scalf	473,108	100,323
Jeffrey Spethmann	63,474	22,034
James Shaw	228,010	102,812
William Cook	1,048,301	3,357,502
Jay Ward	410,799	262,701
For additional assumptions used in this calculation, refer to Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016.

(2)
To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of fiscal 2016, Mr. Cook met that eligibility requirement for a benefit under this plan.

Non-Qualified Deferred Compensation
The Company allows U.S. Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•	Deferred Stock Option Gain Plan (Effective January 1, 2008, this Plan was frozen to new deferral elections.)
Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of Base Salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($260,000 for 2014, $265,000 for 2015 and $265,000 for 2016)

Any deferred cash (base salary and annual cash incentive) will receive a matching company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.
Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•
Allocate the account to be credited with a fixed rate of return (this rate is approved annually by the Committee). For deferrals made prior to January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate plus 2%, and for deferrals made after January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate.

•
Allocate the account to one or more measurement funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. These funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.

All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants, and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that are paid on the Company’s common stock.
The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This Plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the Plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s common stock.
Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.
The following table summarizes information with respect to the participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.
FISCAL 2016 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Tod Carpenter	37,875	21,643	10,054	0	315,876
Scott Robinson	0	0	0	0	0
Sheila Kramer	0	0	0	0	0
Thomas Scalf	9,883	3,953	2,972	0	83,178
Jeffrey Spethmann	0	0	0	0	0
James Shaw	9,144	4,572	1,384	0	148,272
William Cook	24,370	13,926	804,596	0	30,783,034
Jay Ward	13,531	7,585	12,042	0	263,114
______________

(1)	Includes amounts deferred into the non-qualified deferred compensation plans as follows:

•	Deferred Annual Cash Incentive of $4,263 for Mr. Ward as reported in the Summary Compensation Table.

•	401(k) Excess contributions of $37,875 for Mr. Carpenter, $9,883 for Mr. Scalf, $9,144 for Mr. Shaw, $37,875 for Mr. Cook, and $9,268 for Mr. Ward.

(2)
This reflects the company match for deferred salary, deferred annual incentive, and 401(k) Excess contributions. These amounts were reported under All Other Compensation in the Summary Compensation Table.

(3)
This includes amounts listed in the Summary Compensation Table in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column for Above Market Interest (see Footnote 5 of the Summary Compensation Table).

(4)	This includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE ($)	Deferred Stock Option Gain Plan Balance at FYE ($)	ESOP Restoration Plan Balance at FYE ($)
Tod Carpenter	315,876	0	0
Thomas Scalf	83,178	0	0
James Shaw	148,272	0	0
William Cook	15,271,904	15,076,629	434,501
Jay Ward	263,114	0	0
This also includes the following amounts that were reported as cash compensation to our NEOs in the Summary Compensation Table for current and previous years: Mr. Carpenter, $77,787; Mr. Scalf, $9,904; Mr. Shaw, $31,908; Mr. Cook, $1,309,389; and Mr. Ward, $119,781.
Potential Payments Upon Termination or Change in Control
The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the Officer under several different termination scenarios. Since Mr. Cook retired on April 1, 2016, compensation to be paid to him in the event of termination of employment is only discussed in the context of retirement. Since Mr. Shaw and Mr. Ward terminated their employment during fiscal 2016, they are only included in the involuntary termination scenarios.
Potential Payments upon Termination Absent a Change in Control
Retirement
Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of fiscal 2016, Mr. Carpenter was eligible for retirement. Mr. Cook retired on April 1, 2016.
Upon retirement, all outstanding stock options will continue to remain outstanding and are exercisable as they vest for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Time-based restricted stock grants that have not vested would be prorated at retirement.
As of the end of fiscal 2016, Mr. Carpenter had one unvested restricted stock award. Mr. Carpenter would have received 1,533 shares of his restricted stock grants had he retired at fiscal year-end. The value of those shares at fiscal year-end was $55,387.
In the event of retirement during the fiscal year after the end of the first quarter, the Officer would receive a prorated annual cash incentive at the end of the applicable performance period for the period of the year when actively employed. If Mr. Carpenter had retired at fiscal year-end, he would have received his full annual cash incentive (as shown in the Summary Compensation Table). Mr. Cook was not eligible for the fiscal 2016 annual cash incentive.
For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. The awards are paid out at the end of the performance cycle. If Mr. Carpenter had retired at fiscal year-end, he would have received 2/3 of the award for the cycle which ends July 31, 2017 and 1/3 of the award for the cycle which ends July 31, 2018. Since Mr. Cook retired on April 1, 2014, he will receive 56% of the award for the cycle which ends July 31, 2017. The following are the shares and value at fiscal year-end assuming a target payout:

Name	Shares	Value at Fiscal Year-end ($)
Tod Carpenter	22,414	809,818
William Cook	19,296	697,164
Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of fiscal 2016. Mr. Cook is eligible for benefits under our SERP and per his previous election, he will begin receiving this benefit in 10 annual installments beginning six months after his April 1, 2016 retirement. The value of this benefit at fiscal year-end is $2,659,910. Mr. Carpenter is not eligible for the SERP.

Involuntary Termination
In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a prorated incentive at target. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service. Our NEOs would receive two months of benefit continuation based on their years of service. If the Committee were to follow our U.S. Severance Plan, the following payments would have been made to our U.S. NEOs if they had been involuntarily terminated at the end of fiscal 2016:

Name	Severance ($)	Benefit Continuation ($)
Tod Carpenter	1,073,077	1,704
Scott Robinson	261,538	1,522
Sheila Kramer	144,000	1,466
Thomas Scalf	442,253	2,522
Jeffrey Spethmann	263,846	0
In connection with Mr. Shaw’s February 12, 2016 resignation, he agreed not to solicit the Company’s employees for two years and executed a customary release of claims, for which the Company agreed to pay Mr. Shaw a lump sum of $150,000, provide two months of benefit continuation with a value of $1,828, and provide outplacement assistance of $15,000.
In connection with Mr. Ward’s March 1, 2016 resignation, he agreed not to solicit the Company’s employees for two years and executed a customary release of claims, for which the Company agreed to pay Mr. Ward a lump sum of $515,000, provide up to twelve months of benefit continuation with a value of $19,956, and provide outplacement assistance of $15,000.
Upon involuntary termination, outstanding vested stock options must be exercised within one month of such termination. Unvested stock options and restricted stock grants that have not vested would be forfeited.
For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.
The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of fiscal 2016.
Death
In the event of the death of an Officer, all outstanding vested stock options would continue to remain outstanding and would be exercisable by the named beneficiary for a period of 36 months following the death. Unvested stock options would be forfeited.
Time-based restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of fiscal 2016, our NEOs named beneficiaries would have received the following shares of restricted stock had they died at the fiscal year-end.

Name	Shares	Value at Fiscal Year-end ($)
Tod Carpenter	1,533	55,387
Scott Robinson	875	31,614
Sheila Kramer	583	21,064
Thomas Scalf	1,600	57,808
Jeffrey Spethmann	1,600	57,808
In the event of death during the fiscal year, the Officer’s beneficiary would receive, at the end of the applicable performance period, a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year-end for each of our active NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive for each NEO would be paid to his/her beneficiary.

For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. The payments are made at the end of the performance cycle. Had a death of our NEOs occurred at fiscal year-end, their beneficiaries would have received 1/3 of the long-term compensation cycle which ends on July 31, 2018 and 2/3 of the long-term compensation cycle which ends on July 31, 2017. Mr. Spethmann does not have an award for the cycles ending July 31, 2018 or July 31, 2017. Mr. Robinson and Ms. Kramer do not have an award for the cycle ending July 31, 2017. The following are the shares and value at fiscal year-end assuming a payout at target.

Name	Shares	Value at Fiscal Year-end ($)
Tod Carpenter	22,414	809,818
Scott Robinson	1,286	46,463
Sheila Kramer	1,077	38,912
Thomas Scalf	6,898	249,225
Jeffrey Spethmann	0	0
Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a NEO at the end of fiscal 2016.
Disability
In the event of the disability of an Officer, all outstanding stock options would remain outstanding, continue to vest, and be exercisable for a period of 36 months following the disability.
Time-based restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. As of the end of fiscal 2016, they would have received the following shares of their restricted stock award had they become disabled at fiscal year-end:

Name	Shares	Value at Fiscal Year-end ($)
Tod Carpenter	1,533	55,387
Scott Robinson	875	31,614
Sheila Kramer	583	21,064
Thomas Scalf	1,600	57,808
Jeffrey Spethmann	1,600	57,808
Upon the occurrence of a disability, each U.S. Officer who participates in our long-term disability program will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self-insured and payable by the Company. Had our NEOs become disabled at fiscal year-end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion ($)	Self Insured Portion ($)
Tod Carpenter	120,000	460,788
Scott Robinson	120,000	120,000
Sheila Kramer	120,000	36,000
Thomas Scalf	120,000	141,139
Jeffrey Spethmann	120,000	109,161
In the event of disability during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the Plan. If a disability had occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.
For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our NEOs occurred at fiscal year-end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2018 and 2/3 of the long-term compensation cycle which ends on July 31, 2017. Mr. Spethmann does not have an award for the cycles ending July 31, 2018 or July 31, 2017. Mr. Robinson and Ms. Kramer do not have an award for the cycle ending July 31, 2017. The following are the shares and value at fiscal year-end assuming a payout at target.

Name	Shares	Value at Fiscal Year-end ($)
Tod Carpenter	22,414	809,818
Scott Robinson	1,286	46,463
Sheila Kramer	1,077	38,912
Thomas Scalf	6,898	249,225
Jeffrey Spethmann	0	0
In the event of a qualifying disability, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a NEO at the end of fiscal 2016.
Voluntary Termination and Termination for Cause
A NEO is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon his termination by the Company for cause prior to being eligible for retirement.
Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of fiscal 2016.
Potential Payments and Benefits Upon Termination Following or in Connection with a Change in Control
Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•
All outstanding unvested stock options will immediately vest and become exercisable. As of the end of fiscal 2016, the December 9, 2013, the December 5, 2014, and the December 17, 2015 stock option grants were not fully vested for the NEOs. Mr. Carpenter also has an April 1, 2014 and a January 30, 2015 stock option grant which are not fully vested. Mr. Spethmann has an April 4, 2016 stock option grant which is not fully vested. See Outstanding Equity Awards at 2016 Fiscal Year-End table.

•
All shares of time-based restricted stock will immediately vest and become unrestricted. As of the end of fiscal 2016, all NEOs have unvested time-based restricted stock. See the Outstanding Equity Awards at 2016 Fiscal Year-End table.

•	Any Long-Term Compensation Plan awards will immediately vest and be paid out in a lump sum at target. See the Outstanding Equity Awards at 2016 Fiscal Year-End table.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of fiscal 2016, all eligible NEOs were 100% vested in the Salaried Employees’ Pension Plan.
We have also entered into CIC Agreements with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan.

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

(c)
A change in the Board of Directors composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a Director is deemed to have been elected in a contested fashion.

(d)
Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan stock awards described above, each Officer will receive severance payments equal to:

•
A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

•	Chairman and CEO - three times the sum of base salary and target annual incentive

•	Senior Vice Presidents - two times the sum of base salary and target annual incentive

•	Vice Presidents - one times the sum of base salary and target annual incentive

•	A lump sum of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan.
Each Officer will also be entitled to:

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•
For all Officers, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

This table reflects the additional amounts per our CIC Agreements in effect for fiscal 2016 that would have been payable to the NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2016. The table also shows the accelerated vesting of stock options, time-based restricted stock, Long-Term Compensation Plan stock awards, and retirement plan benefits that would be paid to our NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2016:

Name	Cash Severence (1) ($)	Equity (2) ($)	Retirement Program Payments (3) ($)	Benefit Continuation(4) ($)	Outplacement(5) ($)	Excise Tax Gross-Up ($)	Total ($)
Tod Carpenter	4,650,000	2,190,050	308,684	32,616	45,000	0	7,226,350
Scott Robinson	600,000	511,188	0	29,340	45,000	0	1,185,528
Sheila Kramer	364,000	348,713	0	28,332	45,000	0	786,045
Thomas Scalf	1,286,554	593,457	145,231	47,340	45,000	0	2,117,582
Jeffrey Spethmann	1,120,000	250,008	76,766	1,800	45,000	0	1,493,574
______________

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

•	Three times the sum of base salary and the annual incentive at target for Mr. Carpenter

•	Two times the sum of base salary and the annual incentive at target for Mr. Scalf and Mr. Spethmann

•	One times the sum of base salary and the annual incentive at target for Mr. Robinson and Ms. Kramer

(2)
This amount represents the accelerated vesting of the two Long-Term Compensation Plan stock award cycles that are in process as of July 31, 2016 and assumes payment at target achievement. This amount also represents the accelerated vesting of the unvested time-based restricted stock grant at the closing stock price at the end of the fiscal year for all NEOs. This amount also represents the intrinsic value of unvested stock options that have vesting accelerated upon a change-in-control.

(3)	This amount represents the lump sum value of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan.

Mr. Robinson and Ms. Kramer are not eligible for the pension plans.

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the NEO would utilize $15,000 per year in outplacement services for the full three years.
Under the CIC Agreement the payment could be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.
With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.
With a change in control followed by a termination within 24 months, any payments under the Excess Pension Plan described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of fiscal 2016, all eligible NEOs were 100% vested under these plans.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2016.
The Audit Committee of the Board of Directors is composed entirely of non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that each of John P. Wiehoff and Andrew Cecere is an Audit Committee financial expert, as defined by the rules of the SEC.
The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met 11 times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee reviewed and discussed the Company’s fiscal 2016 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PwC has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of the Company.
As part of its activities, the Audit Committee also:

1.	Discussed with PwC the matters required to be discussed under Auditing Standard No. 16 (Communications with Audit Committees) of the Public Company Accounting Oversight Board;

2.
Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.

Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016.

Members of the Audit Committee
John P. Wiehoff, Chair	Ajita G. Rajendra
Andrew Cecere	Trudy A. Rautio
Douglas A. Milroy

Independent Registered Public Accounting Firm Fees
The aggregate fees billed to the Company for fiscal 2016 and fiscal 2015 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees	$2,967,600	$2,597,490
Audit-Related Fees	43,200	64,719
Tax Fees	186,000	209,953
All Other Fees	1,800	8,800
Total Fees	$3,198,600	$2,880,962

Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax fees include tax methods analysis and tax return preparation. All Other Fees include licensure for an accounting literature research tool.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2016 and fiscal 2015, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2017. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2017 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation
The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2017.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 4, 2016

Donaldson Company, Inc.
Annual Meeting of Stockholders
Friday, November 18, 2016, at 1:00 p.m.
Held at our Corporate Office at Campus West
2001 West 94th Street
Minneapolis, Minnesota

DONALDSON COMPANY, INC.
ATTN: AMY BECKER
P.O. BOX 1299
MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael J. Hoffman 02 Douglas A. Milroy 03 Willard D. Oberton 04 John P. Wiehoff

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Ratification of the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc's independent registered public accounting firm for the fiscal year ending July 31, 2017.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com .

DONALDSON COMPANY, INC.

Annual Meeting of Stockholders

November 18, 2016 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned appoints TOD E. CARPENTER, AMY C. BECKER AND MELISSA A. OSLAND, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2016 Annual Meeting of Stockholders at Donaldson Company, Inc., Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 PM, Local Time, on Friday, November 18, 2016, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSAL 2.

Continued and to be signed on reverse side

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